Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. APPOINTS JOHN POWERS TO BOARD OF DIRECTORS

South Hackensack, NJ, November 6, 2013 - AEP Industries Inc. (Nasdaq: AEPI, the “Company” or “AEP”) today announced that John J. Powers, 49, the Company’s Executive Vice President, Sales and Marketing, was appointed to the Board of Directors effective November 1, 2013 by the Board. Mr. Powers replaces Lawrence R. “Larry” Noll, who voluntarily resigned from the Board on such date after 19 years of service.

Mr. Powers will fulfill the remaining portion of Mr. Noll’s current director term, which will expire at the Company’s 2014 annual meeting of stockholders. Following such appointment and resignation, the AEP Board of Directors will continue to comprise nine members, six of whom are independent.

“We appreciate all of Larry’s contributions to the Board over nearly two decades of service, and look forward to continuing our relationship with him through his role as AEP’s Vice President Tax and Administration,” said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. “Larry has overseen tremendous growth and share price appreciation over the years, and we respect his decision to step down from the Board at this time following such a track record. On behalf of the Board, we thank him for his service.”

“Looking ahead, we believe John will contribute significant value and provide additional operational perspective to the Board. He has been an integral part of the AEP team for nearly 25 years, and his service on the Board will add a new level of depth to his knowledge of the Company and leadership capabilities. AEP remains well positioned in the current market, and we look forward to continuing to enhance value for stockholders,” concluded Mr. Barba.

Mr. Powers serves as the Company’s Executive Vice President, Sales and Marketing and has held this position since March 1996, and prior to that, he was Vice President-Custom Film Division since 1993. He has held various other sales positions with the Company since 1989. Mr. Powers is the son-in-law of J. Brendan Barba, the Company’s Chairman of the Board, President and Chief Executive Officer.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.